Exhibit 20.1

                            UNANIMOUS WRITTEN CONSENT
                          OF THE BOARD OF DIRECTORS OF
                               PACIFIC BEPURE INC.

The undersigned, being all of the members of the Board of Directors (the "Board") of Pacific Bepue Industry Inc., a Delaware corporation (the "Company"), do hereby consent to and adopt the following resolutions with the same force and effects as if said resolutions had been duly adopted at a meeting of the Board.

RESOLVED, on December 6, 2011, the Board of Directors of the Company approved the resignation of Mr. Haiting Li as CEO of the Company which effect from the date hereof, and appointed Mr. Ruiquan Li as the CEO of the Company;

RESOLVED, on December 6, 2011, the Board of Directors of the Company approved the resignation of Mr. Zhong Zhao as CFO of the Company which effect from the date hereof, and appointed Mr. Yinsheng Li as the CFO of the Compay.

This Consent may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, and all of which shall constitute a substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of December 6, 2011.


/s/ Haiting Li
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Haiting Li


/s/ Rongyan Ding
--------------------------------
Rongyan Ding


/s/ Minghua Liu
--------------------------------
Minghua Liu


/s/ Fuxing Chen
--------------------------------
Fuxing Chen